Limited Term Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

January 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$33,966
Class B	$198
Class C	$934
Class F1	$1,547
Class F2	$1,968
Total	$38,613

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2297
Class B	$0.1741
Class C	$0.1702
Class F1	$0.2268
Class F2	$0.2481

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	142,429
Class B	930
Class C	4,854
Class F1	6,599
Class F2	7,527
Total	162,339

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.34
Class B	$15.34
Class C	$15.34
Class F1	$15.34
Class F2	$15.34